As filed with the Securities and Exchange Commission on February 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORBITAL ATK, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1672694
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

45101 Warp Drive Dulles, Virginia	20166
(Address of principal executive offices)	(Zip code)

Orbital Sciences Corporation 1997 Stock Option and Incentive Plan

Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan

(Full title of the Plan)

David W. Thompson

President and Chief Executive Officer

45101 Warp Drive

Dulles, VA 20166

(Name and address of agent for service)

(703) 406-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	500,000(3)	$63.14	$31,570,000	$3,669

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover an additional indeterminate number of shares of common stock, par value $0.01 per share (“Registrant Common Stock”), of Orbital ATK, Inc. that may become issuable under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan or the Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the Registrant’s outstanding shares of common stock.

(2)         Pursuant to Rule 457(c) and (h) under the Securities Act, the registration fee has been calculated on the basis of $63.14 per share of Common Stock, which is the average of the high and low sales prices of the registrant’s Common Stock on February 4, 2015, as reported by the New York Stock Exchange.

(3)         Represents (i) the number of shares subject to outstanding stock options pursuant to the benefit plans listed above as of February 9, 2015, multiplied by an exchange ratio to reflect the number of shares of Registrant Common Stock for which such stock options are exercisable pursuant to the Transaction Agreement, dated as of April 28, 2014, among the Registrant, Orbital Sciences Corporation (“Orbital”), Vista Merger Sub Inc. (“Merger Sub”) and Vista Outdoor Inc. (formerly Vista SpinCo Inc.) plus (ii) the number of shares subject to restricted stock units pursuant to the benefit plans listed above as of February 9, 2015, multiplied by an exchange ratio to reflect the number of shares of Registrant Common Stock subject to such restricted stock units pursuant to the Transaction Agreement.

EXPLANATORY NOTE

On February 9, 2015, pursuant to the Transaction Agreement, dated as of April 28, 2014, among the Registrant, Orbital, Merger Sub and Vista Outdoor Inc. (formerly Vista SpinCo Inc.), Merger Sub merged with and into Orbital (the “Merger”), with Orbital surviving the Merger as a wholly-owned subsidiary of the Registrant.

As a result of the Merger, stock options and restricted stock units with respect to shares of the common stock, par value $0.01 per share, of Orbital (“Orbital Common Stock”) outstanding under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan and the Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan (collectively, the “Plans”) were converted into stock options and restricted stock units with respect to Registrant Common Stock.

At the time of the closing of the Merger, Orbital had:  (i) stock options with respect to 25,000 shares of Orbital Common Stock outstanding under the Plans; and (ii) restricted stock units with respect to 972,080 shares of Orbital Common Stock, for a total of 997,080 shares of Orbital Common Stock.  As adjusted for the exchange ratio in connection with the Merger of 0.449 shares of Registrant Common Stock per Orbital Common Stock, this equates to 447,689 shares of Registrant Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the Plans, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission, are incorporated by reference in this registration statement:

(a)                                 the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Commission on May 23, 2014;

(b)                                 the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended June 29, 2014, filed with the Commission on August 8, 2014, for the quarterly period ended September 28, 2014, filed with the Commission on November 7, 2014, and for the quarterly period ended December 28, 2014, filed with the Commission on February 5, 2015;

(c)                                  the Registrant’s Current Reports on Form 8-K, dated April 28, 2014 (two filings), June 2, 2014, June 25, 2014, June 30, 2014, July 11, 2014, July 30, 2014, August 13, 2014 (two filings), August 20, 2014, September 11, 2014, October 28, 2014, November 17, 2014, December 4, 2014, December 12, 2014, December 18, 2014, December 19, 2014, January 5, 2015, January 6, 2015, January 16, 2015, January 22, 2015 and January 27, 2015 (other than the portions of those documents not deemed to be filed); and

(d)                                 the section entitled “Description of Capital Stock” contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on September 10, 2013.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware.    Section 145 of the General Corporation Law of the State of Delaware grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Certificate of Incorporation.    Article Ninth of the Restated Certificate of Incorporation of the Registrant provides, except in certain circumstances, that a director of the Registrant shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director and that neither the amendment nor repeal of such provisions shall apply to or have an effect on the liability of a director that occurred prior to such amendment or repeal.

Bylaws.    Article VIII of the Registrant’s Bylaws provides, among other things, that the Registrant shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses, including attorneys’ fees, judgments, fines, excise taxes assessed with respect to an employee benefit plan and settlements, actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person’s position with the Registrant or that such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.  Such rights of indemnification are not deemed exclusive of any other right available to any of the foregoing indemnitees under any bylaw, agreement, contract, stockholder vote, disinterested director vote or court order.  The Registrant may also purchase and maintain directors’ and officers’ liability insurance and corporate reimbursement policies insuring directors and officers against losses arising from claims made arising out of the performance of their duties.  In addition, the Registrant has entered into indemnification agreements with each of its directors and officers that, among other things, require it to indemnify them to the fullest extent permitted by law.

Item 8. Exhibits.

Exhibit No.	Description
4.1

Restated Certificate of Incorporation of the Registrant, effective July 20, 1990, including Certificate of Correction, effective September 21, 1990 (incorporated by reference to Exhibit 3(i).1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.2

Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (incorporated by reference to Exhibit 3(i).3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.3

Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (incorporated by reference to Exhibit 3(i).4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September

28, 2008)

4.4

Certificate of Amendment of Restated Certificate of Incorporation, effective August 5, 2008 (incorporated by reference to Exhibit 3(i).5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.5

Certificate of Amendment of Restated Certificate of Incorporation, effective February 9, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated February 9, 2015)

4.6	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated February 9, 2015)

4.7	Form of Certificate for common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2005)

5.1*	Opinion of Hogan Lovells US LLP regarding the validity of the shares of the Registrant’s Common Stock registered hereby

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Orbital Sciences Corporation 1997 Stock Option and Incentive Plan

99.2*	Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan

* Filed herewith

Item 9. Undertakings.

(a)           The registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia on this 9th day of February, 2015.

ORBITAL ATK, INC.

By:	/s/ Garrett E. Pierce
Garrett E. Pierce
Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Garrett E. Pierce and Thomas E. McCabe, and each of them, as his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 9th day of February, 2015:

Signature	Title

/s/ David W. Thompson	President, Chief Executive Officer and Director
David W. Thompson	(Principal Executive Officer)

/s/ Garrett E. Pierce	Chief Financial Officer
Garrett E. Pierce	(Principal Financial Officer)

/s/ Hollis M. Thompson	Principal Accounting Officer
Hollis M. Thompson	(Principal Accounting Officer)

/s/ Roxanne J. Decyk	Director
Roxanne J. Decyk

/s/ Mark DeYoung	Director
Mark DeYoung

/s/ Martin C. Faga	Director
Martin C. Faga

/s/ Lennard A. Fisk	Director
Lennard A. Fisk

/s/ General Ronald R. Fogleman, USAF (Ret.)	Chairman of the Board, Director
General Ronald R. Fogleman, USAF (Ret.)

/s/ Lieutenant General Ronald T. Kadish, USAF (Ret.)	Director
Lieutenant General Ronald T. Kadish, USAF (Ret.)

/s/ Tig H. Krekel	Director
Tig H. Krekel

/s/ Douglas L. Maine	Director
Douglas L. Maine

/s/ Roman Martinez IV	Director
Roman Martinez IV

/s/ Janice I. Obuchowski	Director
Janice I. Obuchowski

/s/ James G. Roche	Director
James G. Roche

/s/ Harrison H. Schmitt	Director
Harrison H. Schmitt

/s/ Scott L. Webster	Director
Scott L. Webster

EXHIBIT INDEX

Exhibit No.	Description
4.1

Restated Certificate of Incorporation of the Registrant, effective July 20, 1990, including Certificate of Correction, effective September 21, 1990 (incorporated by reference to Exhibit 3(i).1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.2

Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001 (incorporated by reference to Exhibit 3(i).3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.3

Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002 (incorporated by reference to Exhibit 3(i).4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.4

Certificate of Amendment of Restated Certificate of Incorporation, effective August 5, 2008 (incorporated by reference to Exhibit 3(i).5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2008)

4.5

Certificate of Amendment of Restated Certificate of Incorporation, effective February 9, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated February 9, 2015)

4.6	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated February 9, 2015)

4.7	Form of Certificate for common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2005)

5.1*	Opinion of Hogan Lovells US LLP regarding the validity of the shares of the Registrant’s Common Stock registered hereby

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Orbital Sciences Corporation 1997 Stock Option and Incentive Plan

99.2*	Orbital Sciences Corporation Amended and Restated 2005 Stock Incentive Plan

* Filed herewith